Exhibit 10.7

Architectural Design Service Agreement for
Fernie Castle Oriental Landscape Project

Party A: MD LOCAL GLOBAL LIMITED

Party B: KENGO KUMA & ASSOCIATES, INC.

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This Design Service Agreement (hereinafter referred to as the “Agreement”) is made of the 15th of July in the year 2025 in Fife, Scotland between the following two (2) parties;

Party A;
Name:	MD LOCAL GLOBAL LIMITED
A corporation established under the laws of British
Registered address:	309 WINSTON HOUSE 2 DOLLIS PARK
LONDON
ENGLAND
N3 1HF
Legal Representative:	Siping Xu
Office address:	Fernie Castle, Letham Cupar, Fife, KY15 7RU United Kingdom
Phone number:	[*]

Party B:
Corporate name:	KENGO KUMA & ASSOCIATES, INC.
A corporation established under the laws of Japan
Registered address:	2-24-8 Minami Aoyama, Minato-ku, Tokyo, Japan
Bank information:	Bank name:	[*]
	Branch name:	[*]
	Bank & Branch No.:	[*]
	Account Number:	[*]
	Swift Code:	[*]

	Account Holder:	KENGO KUMA & ASSOCIATES, INC.
Legal Representative:	Minoru Yokoo
Office address:	2-24-8 Minami Aoyama, Minato-ku, Tokyo, Japan
Phone number:	[*], fax: [*]

Each Party A and Party B represent that it has the power and authority to execute this Agreement, perform all conditions, and deliver all instruments and payments described herein.

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Party A commissions Party B to undertake the design responsibilities of Fernie Castle Oriental Landscape Project on Fernie Castle, Letham Cupar, Fife, KY15 7RU United Kingdom, under the listed conditions provided in this Agreement, which Party B hereby accepts;

1.Definition and Interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

1.1.1“Brief”: Party A’s initial statement of requirements given at inception of the Project (hereinafter defined).

1.1.2

“Consultants”: those who, together with such other consultants appointed by Party A, undertake specialist design and other functions in connection with the Project (hereinafter defined) including the Services Engineer, Quantity Surveyor, Planning Supervisor and other consultants.

1.1.3	“Design Documents”: all drawings specifications and other materials descriptive of the Project (hereinafter defined) prepared by Party B.

1.1.4“Design Fee”: the fee payable to Party B by Party A for the Services (hereinafter defined) pursuant to Clause 3 hereof.

1.1.5

“Intellectual Property” means any technical data, evaluations, calculations, reports, discoveries, developments, designs, innovations, improvements, investigations and other work product, patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, corporate name, internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any copyright, know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right), and license or other contract relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

1.1.6“Project”: the design and development of the Property (hereinafter defined) by the construction of the development.

1.1.7“Property”: the following premises situated in Fernie Castle, Letham Cupar, Fife, KY15 7RU United Kingdom

1.1.8“Services”: the services to be performed by Party B referred to in Clause 3.

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1.1.9

“Confidential Information”: all information specifically identified by the disclosing Party as confidential at the time of disclosure, or information that a reasonable person would consider from the nature of the said information and circumstances to be confidential, including without limitation to confidential or proprietary information, trade secrets, data, documents, communications, plans, know-how, formulas, designs, calculations, test results, specimens, drawings, studies, specifications, surveys, photographs, software, processes, programs, reports, maps, models, agreements, ideas, methods, discoveries, inventions, patents, concepts, research, development, and business and financial information.

1.1.10	References to Clause, sub-clause and paragraph numbers (unless the context otherwise requires) refer to the Clause, sub-clause and paragraphs of this Agreement.
1.1.11	The Clause headings are not part of (and shall not affect the interpretation of) this Agreement.
1.1.12	Annexes form part of and are incorporated in this Agreement.
1.1.13	The masculine gender includes the feminine and the singular number includes the plural and vice versa.
2.	Project Outline
2.1	Project Title: Fernie Castle Oriental Landscape Project
2.2	Project Site: Fernie Castle, Letham Cupar, Fife, KY15 7RU United Kingdom
2.3	Design areas of the subject to the services:

- Traditional Garden approx. 15 500 m2

- Traditional Garden architecture (including garden pavilion and pedestrian passage) 200 m2

- Landscape surrounding Fernie Castle approx. 38 500 m2

- Castle renovation into Museum approx. 2000 m2

- High End Lodging approx. 800 m2 (7 keys; 1 type of design with 2 types of sizes or number of beds)

The final area have been discussed and agreed upon by both parties. However, the area must not significantly exceed the area stated above.

2.4	Primary Purpose of the program: [Oriental Garden, Museum and Lodging]
3.	Scope of Work and Services
3.1	Party A appoints Party B as foreign design consultant who will jointly work with a local architect (hereinafter defined).

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Party A shall ensure that a local architect shall undertake any and all liabilities, if any, arising from this Agreement against Party A and the third parties, and that Party B shall not be subject to any compensation for damages and/or liabilities.

The details of scope of work and the Services to be performed by Party B shall be as set out in ANNEX 1. The services to which Party B is not obliged shall be as set out, as examples, in ANNEX 4 to avoid any misunderstandings.

3.2	Architectural Design and its Responsibilities

Party B shall seek guidance of a local architect (hereinafter defined) if any deliverables, including but not limited to design, drawings or instruction, comply with Scotland, UK technical standards, laws and regulations applicable to the works. The judgement of such compliance shall be subject to the responsibility of a local architect. Party B shall not be held responsible for breach of the local laws and standards unless it has not followed advice/ instructions of the local architect (hereinafter defined).

4.	Work Phases and Schedule
4.1	This Agreement shall cover following phases of the Project.

Phase 1: Concept Design – approximately three (3) months

4.2	This Agreement shall commence on the date of its execution of both Parties for the period of eighteen (18) months.
4.3	Each phase shall commence only after the previous phase has been approved in writing by Party A.
5.	Responsibilities of Both Parties
5.1	Responsibilities of Party A

Party A shall:

5.1.1	Appoint a local architect who is qualified in Scotland, UK (hereinafter referred to as “the Local Architect”) under a separate agreement. Appointment shall be upon consultation with Party B.
5.1.2	Appoint necessary Consultants under separate agreements for excluded services set out in ANNEX 4 and other services, if necessary. Appointment shall be upon consultation with Party B.
5.1.3	Provide project Brief, appoint necessary personnel, including a Project Manager, Local Architect, prior to the commencement of the Services.
5.1.4

Provide any available information on the Property required for Party B’s performance of the Services. Any necessary surveys or related research shall be executed in cooperation with Party B and the Local Architect. Its cost shall be borne by Party A.

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5.1.5	Provide answers, decisions and approvals, when requested by Party B, as necessary for the proper and timely performance of the Services.
5.1.6	Report to Party B in writing if any problems or unclear information were found in any documents provided by Party B.
5.1.7	Not transfer any responsibilities stated in this Agreement to third parties without written approval of Party B.
5.2	Responsibilities of Party B

Party B shall:

5.2.1	Perform and complete the Services in ANNEX 1 substantially in accordance with the Brief provided by Party A.
5.2.2

Assist the execution services in cooperation with the Local Architect. Allocation of responsibilities between Party B and the Local Architect is set out in ANNEX 5. Responsibilities of the Local Architect shall be subject to a separate agreement between Party A and the Local Architect.

5.2.3	Coordinate with appointed Consultants in the design process.
5.2.4	Not transfer any responsibilities stated in this Agreement to third parties without written approval of Party A to Party B.
5.2.5	Report to Party A in writing if any problems or unclear information were found in any documents provided by Party A.
5.2.6	Cooperate in providing materials for advertisement of the Project.
6.	Submission Requirements
6.1	The details of submission materials shall be as set out in ANNEX 2. Party B shall provide to Party A two sets of all design documents at all applicable phases of the work provided therein.
7.	Completion of Work and Services
7.1	Party B shall seek approval by Party A for the completion of the Services under Clause 3. The Services shall be complete upon receipt of Party A’s approval of such content in full.
8.	Addition and Changes to Design
8.1	Where necessary, Party A may, by giving notice to Party B, request Party B to make additions or changes to the current content of the design.
8.2

If requested changes by Party A, Party B is entitled to charge additional fee for the portion of changes and to request the extension of the schedule provided in Clause 4 above. Fees for additional services shall be mutually agreed in writing through separate consultation prior to the commencement of such additional services of Party B.

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9.	Design Fee and Payment
9.1

Party A shall pay to Party B a fixed design fee of fifty eight million Japanese Yen (JPY58,000,000) for the full Services under this Agreement(the “Design Fee”). The breakdown of the Design Fee is as follows, and shall be paid in accordance with the payment schedule set out under Clause 9.3:

Phase 1 - Concept Design:      fifty eight million Japanese Yen (JPY58,000,000)

9.2	Out of pocket expenses are not included in the Design Fee and shall be subject to Clause 9.4 below.
9.3	Payment shall be made at the following schedule;

20%eleven million and six hundred thousand Japanese Yen (JPY11,600,000) at signing of this Agreement

30%seventeen million and four hundred thousand Japanese Yen (JPY17,400,000) at completion of Phase 1 midterm presentation

50%twenty nine million Japanese Yen (JPY 29,000,000) at completion of Phase 1

Notwithstanding the terms of Clause 7.1, if Party A does not provide approval for the completion of each Phase of the Services by Party B within thirty (30) days after the completion of delivery of each phase of the Services set out in ANNEX 1 and submission materials set out in ANNEX 2, due to reasons attributable to Party A, Party A shall make payment to Party B in accordance with the above schedule.9.4. Party A shall proceed with payment within Fifteen (15) working days after Party B’s submission of the payment documents, including invoices, and attach supporting documents if necessary.

9.5	The Design Fee shall be exclusive of the followings;

(i) Bank fee, charges, duties and taxes imposed upon the transaction under this Agreement by Scotland, UK government agency, while Party B shall be responsible for any taxes and bank charges to be imposed by the Japanese authorities.

(ii) Consultants and Local Architect fee, such as expenses for site survey, necessary research and investigation.

9.7	Reimbursable expenses
9.7.1

Party A shall pay in advance or reimburse Party B for all disbursement listed in ANNEX 3 incurred by Party B (hereinafter referred to as “the Reimbursable Expenses”). The Reimbursable Expenses shall be paid based on the invoices and documents in accordance with the Party B’s business expense policy. The Reimbursable Expenses may be invoiced to Party A at each scheduled payment due date set out in sub- clause 9.3.

9.7.2

If Party A requests Party B a resident designer(s) for a longer period than two (2) weeks on site, its expense shall be mutually consulted separately from the Design Fee and expenses provided in this Agreement.

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9.7.3	All overseas travels of Party B shall be mutually agreed and subject to Party A’s prior written approval.
10.	Termination of Agreement
10.1

In the event either Party commits a breach of any term in this Agreement, the defaulting Party shall remedy the breach within thirty (30) days from the day of receipt of written notice complaining of the breach from the non-defaulting Party. If the defaulting Party fails to perform the above, non-defaulting Party shall be entitled to terminate this Agreement.

The defaulting Party shall compensate any losses and/or damages suffered by the non-defaulting Party regardless of the exercise of the right of termination.

10.2	Either Party may terminate this Agreement at any time by giving thirty (30) days prior notice to the other Party in writing.
10.3	Upon termination of this Agreement, this Agreement shall be null and void.
10.4

In the event of termination, Party B shall be paid for (i) all services carried out and approved by Party A and (ii) expenses incurred as mutually agreed by both Parties prior to the date of such termination.

11.	Suspension of Project
11.1	Party A may suspend the performance of any or all obligations hereunder by giving at least fifteen (15) days written notice to Party B.
11.2	Party B may suspend performance of any or all obligations hereunder by giving at least fifteen (15) days’ notice to Party A if Party A is in default of payment of any fee or other amounts due.
11.3	Any period of suspension arising from a valid notice given under this Clause shall result in a subsequent contractual date or timeline extension for completion of the Services.
11.4	In case the period of suspension under this Clause exceeds six (6) months, Party B may terminate this Agreement, and Clause 10.4 above shall apply to such event.
11.5	In case Party B resumes its services after the suspension decided by Party A, Party B may request Party A to pay any damages or expenses arising from the suspension born by Party B.
12.	Reporting and Record
12.1

Party B shall procure that the principal or his approved representative attends site meetings and progress meetings at such location and at such time as both Parties mutually agree to in order to mutually consult the progress of the Project. The meetings under this Clause may be held either in person or virtually.

13.	Confidentiality
13.1

Both Parties shall not use for any purpose other than the performance of this Agreement, divulge or disclose to a third party or release the Confidential Information of the other party that they acquire in connection with execution or performance of this Agreement, unless they have obtained the other party’s prior written approval.

This Clause shall survive for 5 (five) years after the termination or expiration of this Agreement.

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14.	Ownership of Intellectual Property Rights
14.1	Any Intellectual Property rights including the copyright produced during the course of, or for the purpose of, this Agreement shall be vested with Party B.
14.2

Party A (and the Project owner, its successors and contractors/sub-contractors) is hereby granted an irrevocable royalty-free exclusive license to use any documents and submissions produced by Party B to complete the Project.

14.3

In the instance that the Project cannot be completed in compliance with the drawings, and/or submissions produced by Party B, or Party A changes, demolish, repair or alter any material aspects of the Project during and/or after the completion thereof, Party B may reserve the right not to be named as an architect/ designer of the Project or to remove his name subsequently.

14.4	Party B may publicize the Project as the copyright holder.
14.5

With the prior written consent of Party B, Party A may indicate “KENGO KUMA & ASSOCIATES” when publicizing the Project. When Party A needs to disclose information regarding the design results covered by this Agreement due to Project requirements, it does not need to obtain the prior written consent of Party B.

Notwithstanding the above, Party A may mention “KENGO KUMA & ASSOCIATES” when disclosure of information by Party A is required if such disclosure is to comply with applicable law or valid order under such law, or applicable stock exchange rule.

14.6	All the documentation and submissions hereunder shall not be reused to any projects other than the Project under this Agreement.
15.	Liability and Insurance
15.1

Party B shall maintain professional indemnity insurance with an insurer or underwriter of good reputation covering Party B’s obligations under this Agreement in sum of not less than five hundred million Japanese Yen (JPY 500,000,000) for any one occurrence or series of occurrences arising out of any one event from the date hereof for so long as any liability may arise under this Agreement. In the event that Party A requests Party B to maintain insurance whose coverage is beyond the aforementioned amount, Party A shall bear all costs required for the increase of the insurance coverage.

15.2	When reasonably required by Party A, Party B shall provide satisfactory documentary evidence to Party A that insurance referred to in this Clause is being maintained.
16.	Force Majeure
16.1

Neither Party shall be responsible for failure or delay in the performance of any of its obligations hereunder due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party (collectively, the “Force Majeure”), provided, however, that the Party affected shall give the other Party written notice to

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that effect as soon as possible after the force majeure event takes place.

17.	Settlement of Contractual Dispute
17.1

In the event of any dispute arising out of this Agreement, both Parties shall exert their best endeavors to settle the same in a fair and amicable way in the spirit of mutual cooperation and concession.

17.2

This Agreement shall be governed by the laws of Scotland. Any dispute, controversy or difference which may arise between the Parties hereto in relation to this Agreement, which may not be settled by mutual accord without undue delay, shall be settled by arbitration in Fife, Scotland.

18.	Agreement documents
18.1

This Agreement shall exist in two original copies as a proof. Each party shall keep one copy with signatures by the representatives. In the event of executing an electronic contract, an electronic contract document file shall be created to verify the validity of this Agreement. Each party shall affix their electronic signature to the document. In this case, the electronic contract document file, being the electronic data, shall serve as the original, and any printed copy of the same file shall be considered a duplicate. If any changes of the Agreement have become necessary, it shall be agreed and provided in writing as a supplementary Agreement.

18.2	A supplementary agreement provided in the preceding sub-clause shall be as effective as this Agreement upon its duly execution.
18.3	The following Annexes form and constitute this Agreement, and each shall be read and construed as an integral part of this Agreement.

ANNEX 1: Scope of Work and Services by Party B

ANNEX 2: List of Submissions by Party B

ANNEX 3: Reimbursable Expenses

ANNEX 4: Examples of Excluded Services

ANNEX 5: Allocation of Work between Party B and Local Architect

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Party A:	MD LOCAL GLOBAL LIMITED
Director:	Siping Xu

(signature)	/s/ Siping Xu

Party B:	KENGO KUMA & ASSOCIATES, INC.
Legal Representative:	Minoru Yokoo

(signature)	/s/ Minoru Yokoo

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